Exhibit 4.1

TEKNI-PLEX, INC.

each of the GUARANTORS party hereto

AND

U.S. BANK NATIONAL ASSOCIATION

as Successor Trustee to HSBC Bank USA, National Association

_______________________

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 14, 2008

to

Indenture

Dated as of June 21, 2000

________________________

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 14, 2008, among TEKNI-PLEX, INC., a Delaware corporation (the “Company”), the GUARANTORS listed on the signature page hereto (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as successor trustee (the “Trustee”) to HSBC Bank USA, National Association.

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to those terms in the Indenture unless otherwise indicated.

R E C I T A L S

WHEREAS, the Company executed and delivered an indenture dated as of June 21, 2000 (the “Indenture”), as amended prior to the date hereof by and among the Company, the Guarantors and the Trustee, pursuant to which the Company’s 12 3/4% Senior Subordinated Notes due 2010 (the “Securities”) were issued;

WHEREAS, Section 10.02 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, subject to certain exceptions specified in such Section 10.02, with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities at the time outstanding (the “Requisite Consents”);

WHEREAS, the Company wishes to enter into this Supplemental Indenture (i) to increase the amount of indebtedness the Company and its Restricted Subsidiaries can have outstanding at any one time under clause (ii) of Section 4.04 of the Indenture and (ii) to change the definition of Permitted Holder for purposes of Section 4.14 of the Indenture;

WHEREAS, the Company has obtained the Requisite Consents to amend the Indenture as set forth herein; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1
Amendments to Certain Provisions of Indenture

Section 1.01.  Amendment of Section 4.04 of the Indenture.  Clause (ii) of Section 4.04 of the Indenture is hereby amended by (a) deleting the phrase “$125.0 million” and replacing it with “$165.0 million” and (b) adding the words “made after February 1, 2008” immediately after “Asset Dispositions”.

Section 1.02.  Amendment of Section 4.14 of the Indenture.  Section 4.14 of the Indenture is hereby amended by adding the following sentence at the end of the first paragraph of Section 4.14:

For purposes of this Section 4.14, “Permitted Holder” means (i) Dr. F. Patrick Smith, Kenneth W.R. Baker and (a) entities controlled by such Persons, (b) trusts for the benefit of such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (c) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person; (ii) Tekni-Plex Partners LLC and entities controlled by such Person and (iii) any Person or Group that beneficially owns Voting Stock of the Company which it received in exchange for the Securities. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

ARTICLE 2
Miscellaneous

Section 2.01.  Effect Of Supplemental Indenture. Prior to the Supplemental Indenture becoming effective, the Company shall deliver to the Trustee an Officers’ Certificate certifying that the Company has obtained the Requisite Consents.  The Trustee may conclusively rely upon such certificate to establish that such Requisite Consents have been obtained.  Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02   Indenture Remains in Full Force and Effect.  Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.03.  Indenture and Supplemental Indenture Construed Together.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.04.  Confirmation of Indenture.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.05.  Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 2.06. Separability.  In case any one or more of the provisions contained in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07   Successors and Assigns.  All agreements in this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the Company, the Guarantors and the Trustee.

Section 2.08.  Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.  The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.09.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.

Section 2.10.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

TEKNI-PLEX, INC.

By:	/s/ James E. Condon
	Name:	James E. Condon
	Title:	Chief Financial Officer

PURETEC CORPORATION
PLASTIC SPECIALTIES AND
   TECHNOLOGIES, INC.
PLASTIC SPECIALTIES AND
   TECHNOLOGIES INVESTMENTS, INC.
BURLINGTON RESINS, INC.
DISTRIBUTORS RECYCLING, INC.
NATVAR HOLDINGS, INC
TRI-SEAL HOLDINGS, INC.
TPI ACQUISITION SUBSIDIARY, INC.
TP/ELM ACQUISITION SUBSIDIARY, INC.
collectively, the Guarantors

By:	/s/ James E. Condon
	Name:	James E. Condon
	Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Timothy J. Sandell
	Name:	Timothy J. Sandell
	Title:	Vice President